UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33509	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 7th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 3, 2015 (the “Amendment Closing Date”), Response Genetics, Inc. (the “Company”) entered into a first amendment (the “Amendment”) to that certain credit agreement (the “Credit Agreement”), dated July 30, 2014, with SWK Funding LLC, as the agent (the “Agent”), and the lenders (including SWK Funding LLC) party thereto from time to time (the “Lenders”).  Pursuant to the Amendment, the Company drew an additional $1,500,000 of the maximum $12,000,000 term loan commitment amount (the “Loan Commitment Amount”) increasing the total amount advanced to the Company under the Credit Agreement to $10,000,000. The maturity date for the term loan remains July 30, 2020 (the “Term Loan Maturity Date”) or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the Credit Agreement.

On the Amendment Closing Date, the Company reissued the warrant to purchase 681,090 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), that was initially issued to the Agent on July 30, 2014 (the “Replacement Warrant”) with an adjusted exercise price.  As reissued, the Replacement Warrant is exercisable up to and including July 30, 2020 at an exercise price of $0.39 per share.

In addition, on the Amendment Closing Date, the Company issued the Agent a warrant (the “First Amendment Warrant”) to purchase 576,923 shares of Common Stock.  The First Amendment Warrant is exercisable up to and including February 3, 2021 at an exercise price of $0.39 per share, subject to adjustment.  The Agent may exercise the First Amendment Warrant on a cashless basis at any time.  In the event the Agent exercises the First Amendment Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the First Amendment Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

The remaining $2,000,000 of the Loan Commitment Amount (the “Subsequent Term Loan”) may be advanced to the Company upon written request to the Agent during the period beginning on the Amendment Closing Date and ending February 28, 2016 provided that (i) no default or event of default has occurred or is continuing under the Credit Agreement, (ii) the aggregate revenue recognized by the Company and any of its subsidiaries during any period of four (4) consecutive fiscal quarters ending prior to December 31, 2015, exceeds a certain dollar amount threshold and (iii) the Agent has received an executed warrant (the “Subsequent Term Loan Warrant”) to purchase a number of shares of Common Stock equal to the number obtained when the amount of the Subsequent Term Loan is multiplied by 15% and the product is divided by the exercise price of such warrant.  The exercise price of the Subsequent Term Loan Warrant will be equal to the lower of (a) the average closing price of the Common Stock on the previous 5 trading days before the closing date of the Subsequent Term Loan, or (b) the closing price of the Common Stock on the last trading day prior to such Subsequent Term Loan’s closing date.  The Subsequent Term Loan Warrant will be exercisable for a period of six years from the closing date of the Subsequent Term Loan, subject to adjustment.  Upon issuance, the Agent may exercise the Subsequent Term Loan Warrant on a cashless basis at any time.  In the event the Lenders exercise the Subsequent Term Loan Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Subsequent Term Loan Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by this reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit #	Description

10.1	First Amendment to Credit Agreement, dated February 3, 2015, by and among the Company, SWK Funding LLC and the Lenders party there to from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: February 6, 2015	By:	/s/ Adanech Getachew
	Name:	Adanech Getachew
	Title:	General Counsel